Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Gold Resource Corp.

We hereby consent to the incorporation by reference in this amendment to registration statement on Form S-1 of our report dated March 12, 2010, relating to the consolidated financial statements of Gold Resource Corporation as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007 and to the reference to our firm as an expert in the prospectus forming a part of the registration statement.

/s/ StarkSchenkein, LLP

Denver, Colorado
November 3, 2010

3600 South Yosemite Street | Suite 600 | Denver, CO  80237 | P: 303-694-6700 | F. 303-694-6761 | www.starkcpas.com
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